Exhibit 99.1

Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR SIGNS DEFINITIVE AGREEMENT TO SELL ITS

ROYAL ROBBINS DIVISION TO KELLWOOD COMPANY

Carlsbad, California, June 18, 2007 — Phoenix Footwear Group, Inc. (AMEX: PXG), a multi-brand footwear, apparel and accessories company, announced today that it has signed a definitive agreement to sell its Royal Robbins division and related business assets to Kellwood Company (“Kellwood”), a leading marketer of apparel and consumer soft goods. Under the terms of the agreement, upon consummation of the transaction Kellwood will pay approximately $40 million in cash, subject to a working capital adjustment. Phoenix Footwear expects to report a net pre-tax gain of approximately $23 million on the sale including transaction costs. Phoenix Footwear acquired Royal Robbins on October 31, 2003 for a total of $11.7 million. Phoenix Footwear was advised by KSA Capital Advisors, Inc. on the transaction.

Commenting on the transaction, Jim Riedman, Chairman of Phoenix Footwear Group, Inc., said, “Royal Robbins is an outstanding brand with strong revenues and a very loyal following, and we are very pleased with a three-fold return we expect to achieve on this asset in just over a three-year period. This transaction represents a significant step in our plan to position our company to further enhance shareholder value. It provides a source of capital that will allow us to further pursue our growth strategy of focusing on the strengthening of our remaining brands and paying down the majority of our long-term debt.”

Founded in 1968 by outdoor enthusiasts, Royal and Liz Robbins, Royal Robbins is known for comfortable, rugged clothing and classic styles. Royal Robbins’ Go Everywhere® line of technical clothing gear, featuring lightweight, wrinkle-resistant supplex nylon, is particularly popular among hikers, kayakers and other outdoor enthusiasts. In 2006, Royal Robbins sales increased 28% to approximately $32 million, compared to $25 million and $21 million in 2005 and 2004, respectively.

The boards of directors for both companies have unanimously approved the transaction, which is expected to close within the next 30 days, subject to customary closing conditions.

The above description of the sale transaction is qualified in its entirety by reference to the full text of the applicable agreements. Phoenix intends to file these agreements and as exhibits to its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2007.

Conference Call Information

Phoenix Footwear will host a conference call tomorrow at 8:30 a.m. Eastern Time to discuss the transaction. To participate in the conference call, investors should dial 800-811-0667 ten minutes prior to the scheduled start time. International callers should dial 913-981-4901. For those unable to participate in the live call, a replay will be available beginning at 11:30 a.m. Eastern Time tomorrow, through June 26, 2007, at midnight Eastern Time. To access the replay, dial 888-203-1112 (passcode: 7731479). International callers should dial 719-457-0820 and use the same passcode. The call will also be broadcast live over the Internet and can be accessed on the Investor section of Phoenix Footwear’s website at www.phoenixfootwear.com. For those unable to participate during the live broadcast, the webcast will be archived.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, personal items, outdoor sportswear and travel apparel. The Company’s moderate-to-premium priced brands include the Tommy Bahama Footwear®, Trotters®, SoftWalk®, Strol®, H.S. Trask®, and Altama® footwear lines, and Chambers Belts®. Emphasizing quality, fit and traditional and authentic designs, these brands comprise over 100 different styles of footwear and 750 styles of personal accessories primarily sold through department stores, specialty retailers, mass merchants and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

Forward-Looking Statements

This press release contains financial estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the proposed sale of our Royal Robbins division, the expected closing and timing of that transaction and our expected gain from the transaction, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” “exploring,” or similar expressions. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved or that the transaction described herein will be consummated; Further, investors are cautioned that all forward- looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The potential risks and uncertainties include, among others, the possibility that the sale transaction does not close or that the closing may be delayed, that unexpected liabilities related to the disposition arise or that additional accounting adjustments are required to the reported net gain figure. In addition, please refer to the documents that we file with the SEC on Forms 10-K, 10-Q and 8-K. Our filings identify and address other important factors that could cause our financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. Copies of these filings may also be obtained by accessing our website (www.phoenixfootwear.com) or the SEC’s website (www.sec.gov). We do not undertake any obligation to update any of the forward-looking statements after the date of this press release to conform to actual results.

Contacts:

Kenneth Wolf	Andrew Greenebaum/Allyson Pooley
Chief Financial Officer	ICR, Inc.
Phoenix Footwear Group, Inc.	(310) 954-1100
(760) 602-9688	agreenebaum@icrinc.com or apooley@icrinc.com

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